For Immediate Release

Media General, Inc. Announces Third Quarter 2015 Results
Total Net Revenues, Excluding Political, Grow 7% Year-Over-Year

RICHMOND, VA, November 5, 2015 – Media General, Inc. (“Media General” or the “Company;” NYSE: MEG), one of the nation’s largest local media companies, today reported results for the third quarter that ended September 30, 2015.

Commenting on the Company’s results, President and Chief Executive Officer, Vincent L. Sadusky, said: “Our total net revenues, excluding political revenues in this off-cycle year, increased 7% year-over-year. Our strong results were driven by 4% growth in core advertising and higher retransmission consent fees. Our team made meaningful progress on the integration of our legacy companies, including over achieving on synergies. We believe we are well-positioned for a great 2016 as we capitalize on our scale, political footprint and the popularity of live events, such as the Summer Olympics on our 14 NBC stations."

Explanation of GAAP Results
The Company completed its merger with LIN Media LLC ("LIN Media") on December 19, 2014. As a result, its 2014 GAAP financial results for the three and nine months ended September 30, 2014 do not include LIN Media’s results, nor do they reflect the operating results of any acquired stations for the period prior to their acquisition, but do include the results of divested stations prior to their divestiture.
For informational purposes, the Company has provided Supplemental Combined Company Financial Information on the Investor Relations page of its website, which information is intended to show the historical financial results of LIN Media and Media General on a combined basis. These combined financial results include the results of LIN Media and stations located in Tampa and Colorado Springs that were acquired in connection with the LIN Media merger and a station in Harrisburg that was acquired in September 2014, but exclude the results of stations divested in connection with the merger and the anticipated merger-related synergies. The combined financial results reflect an estimate of the impact as though the loss of the Company’s CBS affiliation in Indianapolis had occurred on January 1, 2014. The station converted to a CW affiliation on January 1, 2015. The Supplemental Combined Company Financial Information does not purport to be indicative of the financial results that would have been achieved had the LIN Media combination transaction occurred as of the beginning of the periods presented, nor is it indicative of the results that may occur in the future.

Summary of Results for the Third Quarter 2015 based on GAAP Financial Information

•	Net revenues increased 101% to $322 million, compared to $160 million in the prior year.

•	Net digital revenues increased 589% to $44 million, compared to $6 million in the prior year.

•	Digital non-cash impairment charge of $53 million was recorded during the quarter.

•	Operating income, excluding the impairment charge, was $22 million, compared to operating income of $35 million in the prior year.

•	Adjusted EBITDA increased 46% to $81 million, compared to Adjusted EBITDA of $56 million in the prior year.

•	Included in Adjusted EBITDA in the quarter was $3 million of losses from the Company's national digital businesses. The year-to-date losses for these same businesses was $12 million.[1]

•	Loss per diluted share was $0.38, compared to earnings per diluted share of $0.15 in the prior year.

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Total net debt outstanding (including capital leases) as of September 30, 2015, net of cash, was $2.2 billion, compared to $2.4 billion as of December 31, 2014. Cash and cash equivalent balances as of September 30, 2015 were $38 million, compared to $44 million as of December 31, 2014.

Supplemental Combined Company Financial Information for Third Quarter 2015

•	Net revenues decreased 2% to $322 million in the third quarter, compared to the prior year.

•	Net local revenues, which include net local advertising revenues and retransmission consent fees, increased 11% to $212 million in the third quarter, compared to the prior year.

•	Net national revenues increased 1% to $52 million in the third quarter, compared to the prior year.

•	Net political revenues decreased $27 million compared to the prior election year.

•	Net digital revenues increased 3% to $44 million in the third quarter, compared to the prior year.

•	Adjusted EBITDA decreased 22% to $81 million in the third quarter, compared to the prior year.

Recent Operational Highlights

•	Core local and national time sales combined, which excluded political time sales, increased 4%, compared to the prior year.

•	The automotive category, which represented 28% of gross local and national time sales in the third quarter, increased 7%, compared to the prior year.

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The Company’s television stations rank number one or number two in local news in 66% of the Company's broadcast markets.[2] In addition, the Company's television station websites rank number one or number two in 66% of their measured markets.[3]

•	The Company reached 231 million U.S. Unique Visitors, or greater than 70% of the total U.S. Internet audience.[4]

Key Balance Sheet and Cash Flow Items
The Company has a $150 million revolving credit facility that was undrawn, with $147 million of availability as of September 30, 2015. Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 5.07x as of September 30, 2015. Components of cash flow in the third quarter of 2015 included:

•	Cash debt repayments of nearly $42 million;

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Cash payments totaling $15 million to repurchase 948 thousand shares of the Company's outstanding voting common stock under the $120 million share repurchase program approved by the Board of Directors; and

•	Capital expenditures of $17 million.

1
In the quarter, operating income for the national digital businesses was a loss of $6 million. Adding back depreciation and amortization of $3 million resulted in an Adjusted EBITDA loss of $3 million. In the year-to-date, operating income for the national digital businesses was a loss of $23 million. Adding back depreciation and amortization of $11 million resulted in an Adjusted EBITDA loss $12 million.

2
Nielsen Media Research July 2015 ratings report; average rank of Media General’s television stations for Morning, Early News, Evening News and Late News with Adults 25-54. Excludes Honolulu as they do not have a July ratings book. All Nielsen data included in this release represents Nielsen’s estimates, and Nielsen has neither reviewed nor approved the data included in this release.

3
Comscore Media Metrix, Local Markets, Desktop Only, September 2015, three month average, Unique Visitors, Broadcast competitors defined as ABC, CBS, NBC, Fox affiliates where reported and meeting minimum reporting standards.

4	Comscore Multiplatform, January-September 2015

Business Outlook
On a Supplemental Combined Company basis, excluding political advertising revenues, the Company expects that net revenues for the fourth quarter of 2015 will increase in the range of 11% to 15%, as compared to the prior year. Including political advertising revenues, the Company expects that net revenues for the fourth quarter of 2015 will decrease in the range of -2% to -5% (or -$7 million to -$18 million), as compared to the prior year.
Excluding programming fees, the Company expects direct operating and selling, general and administrative expenses, which include variable sales-related expenses, to increase in the range of 3% to 5% (or $5 million to $9 million) in the fourth quarter of 2015, as compared to reported expenses on a Supplemental Combined Company basis of $204 million in the fourth quarter of 2014. Including programming fees, the Company expects direct operating and selling, general and administrative expenses to increase in the range of 12% to 14% (or $26 million to $30 million).
The Company’s current outlook for revenues, expenses and cash flow items for the fourth quarter of 2015, excluding special items, are anticipated to be in the following ranges:

$ millions	Fourth Quarter of 2015
Net broadcast revenues	$316 to $324
Net digital revenues	$50 to $53
Total net revenues	$366 to $377
Direct operating and selling, general and administrative expenses	$230 to $234
Amortization of program rights	$12 to $13
Cash payments for programming	$10 to $12
Corporate and other expenses	$11 to $13
Corporate non-cash share-based compensation expense	$3 to $4
Depreciation and amortization of intangibles	$40 to $42
Cash capital expenditures	$15 to $20
Cash interest expense	$29
Principal amortization of term loans and finance lease obligations	$1
Cash taxes	$1
The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward-Looking Statements” below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call
The Company will hold a conference call to discuss its third quarter 2015 results today, November 5, 2015, at 9:00 AM Eastern Time. To participate in the call, please dial 1-800-768-6569 for U.S. callers and 1-785-830-7992 for international callers. The call-in pass code is 8822544. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s website, www.mediageneral.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay will be accessible via the Investor Relations section of www.mediageneral.com or by dialing 1-888-203-1112 and entering the same pass code as above. The telephone replay will be available through November 19, 2015.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data
The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”). Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted (“Adjusted EBITDA”), Free Cash Flow (“FCF”) and the financial measures reflected in the Combined Company Financial Information should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. Moreover, the historical Combined Company Financial Information reflects financial results for historical periods for the businesses of Media General, LIN Media and Young, which are currently owned by the Company, that investors, lenders, rating agencies and financial analysts may wish to compare to the current financial results of the Company. As a result, these non-GAAP measures can provide certain additional insight about the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its businesses. The Company makes available on its website reconciliations of BCF, Adjusted EBITDA and FCF to its operating income, a GAAP reporting measure and reconciliation of financial measures reflected in the combined financial information to comparable GAAP financial measures. In addition, the Company provides additional information on its website, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.mediageneral.com.

Forward-Looking Statements
The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, changes in direct operating, selling, general and administrative expenses; changes in net broadcast, digital, barter and other revenues; changes in direct operating, selling, general and administrative, station and corporate non-cash share-based compensation, amortization of program rights and corporate and other expenses; and cash payments for programming; depreciation and amortization of intangibles; cash capital expenditures; cash interest expense and principal amortization; and cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to: the impact of the proposed business combination with Meredith Corporation, the unsolicited proposal received from Nexstar Broadcasting Group, Inc., the business combinations with LIN Media and Young and the ability to integrate such entities; volatility of advertising revenue; restrictions on the Company’s operations as a result of its indebtedness; the ability to renew retransmission consent agreements; changes in government regulations and the ability to obtain necessary consents; changes in or terminations of network affiliation agreements; competition; changes in audience share or ratings; and the potential influence of certain shareholders, including Standard General L.P. and its affiliates; and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the SEC (which are available on the Investor Relations section of www.mediageneral.com, or at www.sec.gov), which are incorporated in this release by reference. The forward-looking statements included in this release are made only as of the date of this release and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About Media General
Media General is one of the nation's largest local media companies that operates or services 71 television stations in 48 markets, along with the industry's leading digital media business. Our robust portfolio of broadcast, digital and mobile products informs and engages 23% of U.S. TV households and 90% of the total U.S. Internet audience.
Media General has one of the industry's largest and most diverse digital media businesses that includes One Mobile, Federated Media, HYFN and Dedicated Media, all under the LIN Digital banner. With unmatched local-to-national reach and integrated marketing solutions, Media General is a one-stop-shop for agencies and brands that want to effectively and efficiently reach their target audiences across all screens.
Media General trades on the NYSE under the symbol “MEG.” For more information, visit www.mediageneral.com.

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Media General Contact
Courtney Guertin
Director of Marketing and Communications
401-457-9501
cguertin@mediageneral.com